Exhibit 10.7

INSURANCE MATTERS AGREEMENT
dated as of February 1, 2021
between
QUALTRICS INTERNATIONAL INC.
and
SAP SE

TABLE OF CONTENTS

    2

FORM OF
INSURANCE MATTERS AGREEMENT
This Insurance Matters Agreement is dated as of the 1st day of February, 2021, between Qualtrics International Inc., a Delaware corporation (“Qualtrics”), and SAP SE, a European Company (Societas Europaea), registered in accordance with the corporate laws of Germany and the European Union (“SAP”). Qualtrics and SAP are sometimes referred to herein separately as a “Party” and together as the “Parties”.
RECITALS
WHEREAS, SAP is the indirect beneficial owner of all the issued and outstanding Class B common stock of Qualtrics;
WHEREAS, SAP currently contracts with third-party insurers to maintain Insurance Coverage (as defined below) for and on behalf of the Qualtrics Entities (as defined below), among others;
WHEREAS, the Parties wish to enter into this Agreement in connection with Qualtrics’ proposed initial public offering of Class A common stock (the “IPO”) to provide for, among other matters, certain agreements with respect to third-party insurance rights and other covenants and agreements among SAP and Qualtrics to take effect upon and after the consummation of the IPO; and
WHEREAS, from and after the consummation of the IPO, Qualtrics desires for SAP to continue to maintain Insurance Coverage for and on behalf of the Qualtrics Entities under the Schedule I Insurance Policies for a period of time, as more fully set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:
Article I.
DEFINITIONS
Section i. Definitions.
(1)As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:
“Agreement” means this Insurance Matters Agreement, including Schedule I hereto, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.
“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.
“Insurance Proceeds” means those monies: (i) received by an insured from an insurance carrier; (ii) paid by an insurance carrier on behalf of the insured; or (iii) from Insurance Policies.
“Insured Qualtrics Liability” means any Qualtrics Liability to the extent that it is covered under the terms of the Schedule I Insurance Policies.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
“Master Transaction Agreement” means the Master Transaction Agreement between the Parties of even date herewith.
“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof) or other entity.
“Qualtrics Entities” means Qualtrics and its Subsidiaries and any entity that becomes a Subsidiary of Qualtrics after the date hereof, and “Qualtrics Entity” means any one of the Qualtrics Entities.
“Qualtrics Liabilities” has the meaning set forth in the Master Transaction Agreement.
“SAP Entities” means SAP and its Subsidiaries (other than the Qualtrics Entities) and any entity that becomes a Subsidiary of SAP after the date hereof, and “SAP Entity” means any one of the SAP Entities.
“Schedule I” means the first Schedule attached hereto, as modified or amended from time to time, which lists the Insurance Policies to be maintained by SAP on behalf of or for the Qualtrics Entities and the allocation for calculating the payments to be paid by Qualtrics for its share of the insurance coverage under such Insurance Policies.
“Subsidiary” means, as to any Person, a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (i) beneficially owns, either directly or indirectly, more than 50% of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body. Notwithstanding the foregoing, for purposes of this Agreement, no Qualtrics Entity shall be deemed to be a Subsidiary of any SAP Entity.
(2)Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Action	Section 2.5(b)
Claims	Section 2.2
Force Majeure	Section 5.3
Insurance Coverage	Section 2.1(a)
Insurance Expenses	Section 2.1(c)
Insurance Transition Period	Section 2.1(a)
IPO	Recitals
IPO Date	Section 2.1(a)
Parties	Preamble
Party	Preamble
Qualtrics	Preamble
Qualtrics Covered Parties	Section 2.1(a)
Qualtrics Indemnified Person	Section 3.1
Recovery Expenses	Section 2.5
SAP	Preamble
SAP Indemnified Person	Section 3.1
Schedule I Insurance Policies	Section 2.1(a)
Third Party Claim	Section 3.2

Section ii. Interpretation
. The headings contained in this Agreement and Schedule I are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in Schedule I but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section or Schedule, such reference shall be to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including Schedule I) and not to any particular provision of this Agreement. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 5.14. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.
Article II.
INSURANCE MATTERS
Section i. Qualtrics Insurance Coverage During Insurance Transition Period.
(1)The Parties recognize that prior to the closing date of the IPO (the “IPO Date”), SAP has contracted with third-party insurers to maintain insurance coverage under the Insurance Policies listed in Schedule I attached hereto or any replacements thereof (as modified or amended from time to time, the “Schedule I Insurance Policies”) that cover and are for the benefit of, among others, the Qualtrics Entities and their respective directors, officers and employees (collectively, the “Qualtrics Covered Parties”). Throughout the period beginning on the IPO Date and ending upon the termination or expiration of this Agreement in accordance with Article IV hereof (the “Insurance Transition Period”), SAP shall continue to contract with third-party insurers to maintain insurance coverage (the “Insurance Coverage”) under the Schedule I Insurance Policies covering and for the benefit of the Qualtrics Covered Parties. For the avoidance of doubt, nothing in this Agreement shall restrict or prohibit Qualtrics from procuring, negotiating or purchasing its own Insurance Policies of any kind at any time, independent of SAP.
(2)SAP shall have the right to restructure, replace or amend any Insurance Coverage under any of the Schedule I Insurance Policies in its sole discretion and shall promptly notify Qualtrics of any such changes that require an update to Schedule I; provided, however, that: (i) where such changes affect Insurance Coverage applicable to Qualtrics Entities only, any restructuring, replacement or amendment of Insurance Coverage under any of the Schedule I Insurance Policies must be mutually agreed upon in advance in writing by SAP and Qualtrics; and (ii) where such changes affect one or more SAP Entities and one or more Qualtrics Entities, Qualtrics may elect to continue to remain covered under the applicable Schedule I Insurance Policies or terminate its participation in one or more such policies in accordance with Section 4.2(c).
(3)In connection with the renewal of any of the Schedule I Insurance Policies, SAP shall provide Qualtrics with copies of the policies applicable to Qualtrics and a summary of the material changes in such policies.
(4)Upon receipt of a written invoice from SAP, Qualtrics shall pay or reimburse SAP (or directly to the insurance broker or carrier, as appropriate), as the case may be, within 30 days for the Qualtrics Covered Parties’ share, as calculated based on the allocation models set forth in Schedule I, of the Insurance Coverage amounts, costs and expenses, including applicable taxes (collectively, “Insurance Expenses”) which SAP may incur in connection with the Schedule I Insurance Policies. Notwithstanding the preceding sentence, the reimbursement of Recovery Expenses (as defined below) shall be subject to Section 2.5 hereof. Such allocation models will calculate the Insurance Expenses and Recovery Expenses for the Qualtrics Covered Parties the same way they are calculated for other Subsidiaries of SAP. The written invoice shall set forth in reasonable detail the amount and manner of calculation of the Insurance Expenses being charged and the Schedule I Insurance Policies and period of Insurance Coverage to which such Insurance Expenses relate.
Section ii. Cooperation; Payment of Insurance Proceeds to Qualtrics; Agreement Not to Release Carriers
. Subject to the provisions of Section 3.5 (Confidentiality) of the Master Transaction Agreement, each Party shall share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion. SAP, at the request of Qualtrics, shall cooperate in recovering Insurance Proceeds under the Schedule I Insurance Policies (such recoveries or potential recoveries, “Claims”) and SAP shall promptly pay any such recovered Insurance Proceeds applicable to Qualtrics Liabilities over to Qualtrics. Neither SAP nor Qualtrics, nor any of their respective Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with the other Party’s ability to collect any proceeds payable pursuant to any Insurance Policy. Except as otherwise contemplated by this Agreement or any other Intercompany Agreement (as defined in the Master Transaction Agreement), neither SAP nor Qualtrics (and each Party shall ensure that no Subsidiary of such Party), without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), shall provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of the other Party or any of its Subsidiaries thereunder.
Section iii. Qualtrics Insurance Coverage After the Insurance Transition Period
. After the expiration of the Insurance Transition Period, Qualtrics shall be responsible for obtaining and maintaining any Insurance Policies in respect of the Qualtrics Entities’ risk of loss and such insurance arrangements shall be separate and apart from the Schedule I Insurance Policies, except that such expiration shall not be deemed to be a relinquishment of any rights of a Qualtrics Covered Party under any Schedule I Insurance Policies written on an occurrence basis issued prior to the termination of the Insurance Transition Period.
Section iv. Deductibles and Self-Insured Obligations
. Subject to the provisions of Section 2.1(b), solely with respect to Qualtrics Liabilities and Insured Qualtrics Liabilities, Qualtrics shall reimburse SAP for all amounts or, as applicable, its pro rata share of all amounts, necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by the Schedule I Insurance Policies to the extent that SAP is required to pay any such amounts.
Section v. Procedures with Respect to Insured Qualtrics Liabilities.

(1)SAP and Qualtrics shall consult and cooperate with each other in determining whether to pursue insurance recoveries in respect of Claims involving both Qualtrics Liabilities and Liabilities of SAP. In respect of Claims involving solely Qualtrics Liabilities, Qualtrics shall determine in its sole discretion whether or not to pursue such Claims. Upon receipt of a reasonably detailed, itemized invoice from SAP, Qualtrics shall reimburse SAP within 30 days for all amounts reasonably incurred by SAP in pursuing Claims (“Recovery Expenses”) from the Schedule I Insurance Policies in respect of Qualtrics Liabilities that may be covered by such policies. To the extent any such Recovery Expenses relate to pursuing Claims in respect of both Qualtrics Liabilities and Liabilities of SAP under such policies, Qualtrics shall only reimburse SAP for its pro rata share of Recovery Expenses relating to the Insured Qualtrics Liabilities, which shall be as determined by the Parties in good faith.
(2)All claims, actions or proceedings (collectively, “Actions”) against insurers to pursue Insurance Coverage relating to Qualtrics Liabilities under the Schedule I Insurance Policies, and related discussions and negotiations with the insurers, shall be managed by SAP; provided, that the management and control of litigation and outside counsel with respect to any other Actions (including any underlying Actions with third parties for which insurance coverage is claimed) shall be governed by the Master Transaction Agreement or another Intercompany Agreement, as applicable. Notwithstanding the preceding sentence, (i) SAP will keep Qualtrics informed on a current and reasonable basis in good faith and seek Qualtrics’ input and assistance related to any such Actions or discussions and negotiations as appropriate, (ii) Qualtrics will cooperate and provide such input and assistance in good faith, (iii) in respect of Claims involving solely Qualtrics Liabilities, Qualtrics and SAP will work together in good faith in respect of the discussions and negotiations with insurers in order to achieve resolutions in the best interests of Qualtrics and SAP and (iv) the settlement of any Claim in relation to any Qualtrics Liability under a Schedule I Insurance Policy shall require the consent of both SAP and Qualtrics, not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, if Qualtrics desires to pursue a Claim under a Schedule I Insurance Policy, SAP will pursue such Claim unless coverage counsel advises that Insurance Coverage under the applicable policy is not available.
Section vi. Directors and Officers Liability Insurance
. If and as deemed reasonable and appropriate by Qualtrics’ board of directors, on and after the IPO Date, Qualtrics shall have obtained and shall maintain in effect directors and officers liability insurance policies or fiduciary liability insurance policies on terms deemed reasonable and appropriate by Qualtrics’ board of directors for each past or present director of Qualtrics or any of its Subsidiaries, as well as each individual who prior to the IPO Date becomes a director or officer of Qualtrics or any of its Subsidiaries. As between Qualtrics’ directors and officers liability insurance policies and the directors and officers liability insurance policies maintained by SAP, Qualtrics’ directors and officers liability insurance policies shall be primary in regard to Liabilities related to the Qualtrics Entities and their respective businesses.
Section vii. Changes in Qualtrics Risk Profile

. Qualtrics shall keep SAP reasonably informed on a prompt basis regarding changes in its risk exposure that would be reasonably likely to be required to be reported to an insurance carrier or that would otherwise materially affect the availability of coverage for the Qualtrics Entities under the Schedule I Insurance Policies. In the event that SAP reasonably determines that such risk exposure has materially increased, SAP shall provide prompt notice to Qualtrics with reasonable detail regarding the reasons for such determination and information about the cost and terms of continued coverage under the applicable policy. Qualtrics shall have the option to elect to either (a) bear the additional costs required in order to maintain the applicable coverage in effect, if available, or (b) terminate the Qualtrics Entities’ participation in one or more of the Schedule I Insurance Policies, as applicable, in accordance with the terms of Section 4.2(c).
Section viii. Cooperation
. SAP and Qualtrics shall reasonably cooperate with each other in all respects and shall execute any additional documents which are reasonably necessary to effectuate the provisions of this Article II.
Section ix. No Assignment or Waiver
. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any SAP Entity or Qualtrics Entity in respect of any Insurance Policy or any other contract or policy of insurance.
Section x. Further Agreements
. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any related agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in this Agreement or any such related agreement.
Article III.
INDEMNIFICATION AND LIMITATION OF LIABILITY
Section i. Limitation of Liability
. Each Party agrees, for itself and as agent for each of its Subsidiaries, that no SAP Entity or Qualtrics Entity or its respective directors, officers, agents and employees (each SAP Entity and each of its respective directors, officers, agents and employees, an “SAP Indemnified Person” and each Qualtrics Entity and each of its respective directors, officers, agents and employees, a “Qualtrics Indemnified Person”) shall have any Liability whatsoever as a result of this Agreement, including, with respect to SAP, as a result of the insurance policies and practices of SAP and its Subsidiaries as in effect at any time prior to the end of the Insurance Transition Period, the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any Claim or otherwise, except for Liabilities resulting from such Party’s or its Subsidiaries’ (a) breach of this Agreement or any of the Schedule I Insurance Policies or (b) gross negligence, bad faith or willful misconduct in connection with this Agreement or the Schedule I Insurance Policies. In no event shall a Party or its Subsidiaries be liable for any indirect, incidental, special, punitive or consequential damages in any way related to or arising from this Agreement, under any theory of law, including contract, tort or strict liability, whether or not the other Party has been advised of the possibility of such damages.
Section ii. Indemnification by Qualtrics
. Qualtrics agrees to indemnify and hold harmless each SAP Indemnified Person from and against any damages related to, and to reimburse each SAP Indemnified Person for all reasonable expenses (including attorneys’ fees) as they are incurred in connection with, pursuing or defending any Action brought by a third party (a “Third Party Claim”) arising from the Agreement in connection with the breach by, or the gross negligence, bad faith or willful misconduct of, any Qualtrics Indemnified Person in connection with this Agreement or the Schedule I Insurance Policies; provided, however, that Qualtrics shall not be responsible for any damages incurred by any SAP Indemnified Person to the extent they result from (a) any breach of this Agreement or the Schedule I Insurance Policies on the part of any SAP Indemnified Person or (b) the gross negligence, bad faith or willful misconduct of any SAP Indemnified Person in connection with this Agreement or the Schedule I Insurance Policies.
Section iii. Indemnification by SAP
. SAP agrees to indemnify and hold harmless each Qualtrics Indemnified Person from and against any damages related to, and to reimburse each Qualtrics Indemnified Person for all reasonable expenses (including attorneys’ fees) as they are incurred in connection with, pursuing or defending any Third Party Claim arising from the Agreement in connection with the breach by, or the gross negligence, bad faith or willful misconduct of, any SAP Indemnified Person in connection with this Agreement or the Schedule I Insurance Policies; provided, however, that SAP shall not be responsible for any damages incurred by any Qualtrics Indemnified Person to the extent they result from (a) any breach of this Agreement or the Schedule I Insurance Policies on the part of any Qualtrics Indemnified Person or (b) the gross negligence, bad faith or willful misconduct of any Qualtrics Indemnified Person in connection with this Agreement or the Schedule I Insurance Policies.
Article IV.
TERM AND TERMINATION
Section i. Term

. Except as otherwise provided in this Article IV or as otherwise agreed in writing by the Parties, this Agreement shall have a term commencing on the IPO Date and continuing indefinitely until this Agreement is validly terminated in accordance with Section 4.2.
Section ii. Termination.
(1)This Agreement shall automatically terminate without further action by either Party upon the earlier of (i) the date on which the SAP Entities hold shares of Qualtrics common stock representing less than a majority of the votes entitled to be cast by all holders of Qualtrics common stock and (ii) the date on which none of the Qualtrics Entities remains covered under any of the Schedule I Insurance Policies.
(2)SAP may terminate the Qualtrics Entities’ participation in any one or more of the Schedule I Insurance Policies on 150 days’ notice to Qualtrics in advance of the applicable renewal date of such policy or policies, effective as of the renewal date of such policy or policies.
(3)Qualtrics may terminate the Qualtrics Entities’ participation in any one or more of the Schedule I Insurance Policies on 120 days’ notice to SAP in advance of the applicable renewal date of such policy or policies, effective as of the renewal date of such policy or policies.
(4)Either Party may terminate this Agreement at any time if the other Party shall have failed to perform any of its material obligations under this Agreement, such Party shall have notified the other Party in writing of such failure, and such failure shall have continued for a period of at least 30 days after receipt by the other Party of written notice of such failure, effective as of such 30th day.
Section iii. Effect of Termination
. Other than as required by law, upon the effective date of the termination of all or any portion of this Agreement pursuant to Section 4.2, SAP shall have no further obligation to maintain the applicable Insurance Coverage under the Schedule I Insurance Policies in respect of the Qualtrics Covered Parties, and Qualtrics shall have no obligation to pay for any applicable Insurance Expenses which SAP may incur in connection with such Insurance Policies or to make any other payments hereunder. Notwithstanding the above or any such termination, (a) Qualtrics shall remain liable to SAP for (i) the Qualtrics Covered Parties’ share of those Insurance Expenses and (ii) any Recovery Expenses, in each case, which SAP has incurred in connection with Insurance Coverage for the benefit of the Qualtrics Covered Parties pursuant to the Schedule I Insurance Policies for the period prior to the effective date of such termination, (b) to the extent Insurance Coverage remains available under occurrence-based Schedule I Insurance Policies, SAP will continue to pursue applicable Claims on Qualtrics’ behalf and (c) the provisions of Article III, this Article IV and Article V shall survive any such termination indefinitely. Upon SAP’s written request following the termination of this Agreement, Qualtrics shall promptly, and shall promptly cause its Subsidiaries to, either return or destroy all copies, reproductions and summaries thereof or based thereon (hard-copy and electronic) of the Schedule I Insurance Policies in its or their possession and Qualtrics shall provide a certification in writing to SAP that it has fully complied with this obligation. Notwithstanding the preceding sentence, Qualtrics shall not be required to return or destroy materials applicable to a pending Claim until such matter is finally resolved, nor shall Qualtrics be required to return or destroy such materials held in archival or back-up systems in accordance with applicable policies and/or legal requirements.
Article V.
MISCELLANEOUS
Section i. Other Agreements
. In the event there is any inconsistency between the provisions of this Agreement and the respective provisions of the Master Transaction Agreement, the provisions of this Agreement shall govern.
Section ii. No Agency
. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or constitute or be deemed to constitute the appointment of any Party as the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.
Section iii. Force Majeure.
(1)For purposes of this Section 5.3, “Force Majeure” means an event beyond the control of either Party, which by its nature could not have reasonably been foreseen by such Party, which may include acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared), epidemics and pandemics and failure of energy sources.
(2)Continued maintenance of Insurance Coverage for the benefit of the Qualtrics Covered Parties pursuant to the Schedule I Insurance Policies may be suspended immediately to the extent caused by Force Majeure, including in the event that, due to Force Majeure, insurance coverage is no longer available at a reasonable price or on reasonable terms. The Party claiming suspension of such Insurance Coverage due to Force Majeure shall give prompt notice to the other Party of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended insurance coverage.
(3)Without limiting the generality of Section 2.6, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.
Section iv. Entire Agreement

. This Agreement (including Schedule I) constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.
Section v. Information
. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.
Section vi. Notices
. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties at the following addresses:
(1)If to SAP:
SAP SE
Dietmar-Hopp-Allee 16
69190 Walldorf, Germany
Attention: Volker Ahrens
E-mail:

(2)If to Qualtrics:
Qualtrics International Inc.
333 W River Park Dr
Provo, UT 84604
Attention: Legal Department
E-mail:

or at such other address or e-mail as the Party to whom notice is given may have previously furnished to the other Party in writing as provided herein. Any notice shall be sent by hand delivery, internationally recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested and, in any event, shall be concurrently sent by e-mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted electronically; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.
Section vii. Governing Law

. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and all Disputes arising out of or relating to this Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).
Section viii. Consent to Jurisdiction
. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
Section ix. Waiver of Jury Trial
. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5.9.
Section x. Binding Effect; Assignment

. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, that either Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.
Section xi. Severability
. If any term or other provision of this Agreement or Schedule I is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
Section xii. Failure or Indulgence not Waiver; Remedies Cumulative
. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section xiii. Third Party Beneficiaries
. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party.
Section xiv. Amendment
. This Agreement may be amended at any time during the term of this Agreement only by an instrument in writing signed on behalf of each of the Parties.
Section xv. Counterparts
. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
Section xvi. Authority

. Each of the Parties represents to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.
SAP SE
By:     /s/ Luka Mucic
Name: Luka Mucic
Title: Chief Financial Officer
By:     /s/ Jochen Scholten
Name: Jochen Scholten
Title: General Counsel

QUALTRICS INTERNATIONAL INC.
By:     /s/ Chris Beckstead
Name: Chris Beckstead
Title: President

[Signature Page to Insurance Matters Agreement]

SCHEDULE I

Insurance Policies and Allocation Model

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]